Morgan Stanley Universal Institutional Funds, Inc. -
Emerging Markets Debt Portfolio Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 BRF - Brasil Foods S.A. 4.750%
due 5/22/2024
Purchase/Trade Date:	 5/15/2014
Offering Price of Shares: $98.422
Total Amount of Offering: $750,000,000
Amount Purchased by Fund: $2,030,000
Percentage of Offering Purchased by Fund: 0.271
Percentage of Fund's Total Assets: 0.67
Brokers: BB Securities, BTG Pactual, Itau BBA, Morgan
Stanley, Santander
Purchased from:  Banco Santander
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased:  Baidu Inc. 2.750% due 6/9/2019
Purchase/Trade Date:	  6/4/2014
Offering Price of Shares: $99.320
Total Amount of Offering: $1,000,000,000
Amount Purchased by Fund: $850,000
Percentage of Offering Purchased by Fund: 0.085
Percentage of Fund's Total Assets: 0.29
Brokers: Goldman Sachs (Asia) LLC, JP Morgan,
Morgan Stanley, Bank of China, Deutsche Bank
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.